Exhibit 10(mm)



                                                      EXECUTION COUNTERPART


                      AGREEMENT AND PLAN OF MERGER

                     dated as of December 11, 1998

                              by and among

                      THE NATIONAL GRID GROUP PLC

                               IOSTA LLC

                                  and

                      NEW ENGLAND ELECTRIC SYSTEM




                            TABLE OF CONTENTS

                                                                       Page
                                                                        No.

 ARTICLE I
 THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.01   The Merger  . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.02   Effective Time  . . . . . . . . . . . . . . . . . . . . . .   1
     1.03   Effects of the Merger . . . . . . . . . . . . . . . . . . .   2

 ARTICLE II
 CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.01   Conversion of Capital Stock . . . . . . . . . . . . . . . .   2
     2.02   Surrender of Shares . . . . . . . . . . . . . . . . . . . .   3
     2.03   Withholding Rights  . . . . . . . . . . . . . . . . . . . .   4

 ARTICLE III
 THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

 ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . .   5
     4.01   Organization and Qualification  . . . . . . . . . . . . . .   5
     4.02   Capital Stock . . . . . . . . . . . . . . . . . . . . . . .   6
     4.03   Authority . . . . . . . . . . . . . . . . . . . . . . . . .   7
     4.04   Non-Contravention; Approvals and Consents . . . . . . . . .   7
     4.05   SEC Reports, Financial Statements and Utility Reports . . .   8
     4.06   Absence of Certain Changes or Events  . . . . . . . . . . .   9
     4.07   Legal Proceedings . . . . . . . . . . . . . . . . . . . . .   9
     4.08   Information Supplied  . . . . . . . . . . . . . . . . . . .  10
     4.09   Compliance  . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.10   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.11   Employee Benefit Plans; ERISA . . . . . . . . . . . . . . .  14
     4.12   Labor Matters . . . . . . . . . . . . . . . . . . . . . . .  15
     4.13   Environmental Matters . . . . . . . . . . . . . . . . . . .  16
     4.14   Regulation as a Utility . . . . . . . . . . . . . . . . . .  18
     4.15   Insurance . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.16   Nuclear Facilities  . . . . . . . . . . . . . . . . . . . .  19
     4.17   Vote Required . . . . . . . . . . . . . . . . . . . . . . .  19
     4.18   Opinion of Financial Advisor  . . . . . . . . . . . . . . .  20
     4.19   Ownership of Parent Ordinary Shares . . . . . . . . . . . .  20
     4.20   State Anti-Takeover Statutes  . . . . . . . . . . . . . . .  20
     4.21   Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.22   Company Associates  . . . . . . . . . . . . . . . . . . . .  20

 ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF PARENT AND LLC . . . . . . . . . . .  21
     5.01   Organization and Qualification  . . . . . . . . . . . . . .  21
     5.02   Share Capital . . . . . . . . . . . . . . . . . . . . . . .  21
     5.03   Authority . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.04   Non-Contravention; Approvals and Consents . . . . . . . . .  23
     5.05   Information Supplied  . . . . . . . . . . . . . . . . . . .  23
     5.06   Compliance  . . . . . . . . . . . . . . . . . . . . . . . .  24
     5.07   Financing.  . . . . . . . . . . . . . . . . . . . . . . . .  24
     5.08   Vote Required . . . . . . . . . . . . . . . . . . . . . . .  25
     5.09   Ownership of Company Shares . . . . . . . . . . . . . . . .  25

 ARTICLE VI
 COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.01   Covenants of the Company  . . . . . . . . . . . . . . . . .  25
     6.02   Covenants of Parent . . . . . . . . . . . . . . . . . . . .  30
     6.03   Additional Covenants by Parent and the Company. . . . . . .  32

 ARTICLE VII
 ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . .  33
     7.01   Access to Information . . . . . . . . . . . . . . . . . . .  33
     7.02   Proxy Statement and Circular  . . . . . . . . . . . . . . .  33
     7.03   Approval of Shareholders  . . . . . . . . . . . . . . . . .  34
     7.04   Regulatory and Other Approvals  . . . . . . . . . . . . . .  35
     7.05   Employee Benefit Plans  . . . . . . . . . . . . . . . . . .  35
     7.06   Labor Agreements and Workforce Matters  . . . . . . . . . .  37
     7.07   Post Merger Operations  . . . . . . . . . . . . . . . . . .  37
     7.08   No Solicitations  . . . . . . . . . . . . . . . . . . . . .  38
     7.09   Directors' and Officers' Indemnification and Insurance  . .  39
     7.10   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.11   Brokers or Finders  . . . . . . . . . . . . . . . . . . . .  41
     7.12   Anti-Takeover Statutes  . . . . . . . . . . . . . . . . . .  41
     7.13   Public Announcements  . . . . . . . . . . . . . . . . . . .  42
     7.14   Restructuring of Merger . . . . . . . . . . . . . . . . . .  42

 ARTICLE VIII
 CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.01   Conditions to Each Party's Obligation to Effect the
              Merger  . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.02   Conditions to Obligation of Parent and LLC to Effect
              the Merger  . . . . . . . . . . . . . . . . . . . . . . .  43
     8.03   Conditions to Obligation of the Company to Effect
              the Merger  . . . . . . . . . . . . . . . . . . . . . . .  44

 ARTICLE IX
 TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . .  45
     9.01   Termination . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.02   Effect of Termination . . . . . . . . . . . . . . . . . . .  47
     9.03   Termination Fees  . . . . . . . . . . . . . . . . . . . . .  47
     9.04   Amendment . . . . . . . . . . . . . . . . . . . . . . . . .  49
     9.05   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . .  49

 ARTICLE X
 GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.01  Non-Survival of Representations, Warranties,
              Covenants and Agreements  . . . . . . . . . . . . . . . . 49
     10.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     10.03  Entire Agreement; Incorporation of Exhibits . . . . . . . .  51
     10.04  No Third Party Beneficiary  . . . . . . . . . . . . . . . .  52
     10.05  No Assignment; Binding Effect . . . . . . . . . . . . . . .  52
     10.06  Headings  . . . . . . . . . . . . . . . . . . . . . . . . .  52
     10.07  Invalid Provisions  . . . . . . . . . . . . . . . . . . . .  52
     10.08  Governing Law . . . . . . . . . . . . . . . . . . . . . . .  52
     10.09  Submission to Jurisdiction; Waivers . . . . . . . . . . . .  52
     10.10  Enforcement of Agreement  . . . . . . . . . . . . . . . . .  53
     10.11  Certain Definitions . . . . . . . . . . . . . . . . . . . .  53
     10.12  Counterparts  . . . . . . . . . . . . . . . . . . . . . . .  54
     10.13  WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . .  54

 EXHIBITS

      EXHIBIT A Form of Employment Agreement for Richard P. Sergel



                           GLOSSARY OF DEFINED TERMS

           The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

 "1935 Act"                                  --   Section 4.05(b)
 "1935 Act Order"                            --   Section 9.01(h)
 "Adjustment Date"                           --   Section 2.01(c)
 "Affected Employee"                         --   Section 7.05(a)
 "affiliate"                                 --   Section 10.11(a)
 "Agreement"                                 --   Preamble
 "Alternative Proposal"                      --   Section 7.07
 "beneficially"                              --   Section 10.11(b)
 "business day"                              --   Section 10.11(c)
 "Canceled Shares"                           --   Section 2.02(b)
 "Certificates"                              --   Section 2.02(b)
 "Circular"                                  --   Section 4.08(b)
 "Closing"                                   --   Article III
 "Closing Agreement"                         --   Section 4.10(j)
 "Closing Date"                              --   Article III
 "Code"                                      --   Section 2.03
 "Companies Act"                             --   Section 5.02(a)
 "Company"                                   --   Preamble
 "Company Associates"                        --   Section 4.01(b)
 "Company Shares"                            --   Preamble
 "Company Disclosure Letter"                 --   Section 4.01(a)
 "Company Employee Benefit Plans"            --   Section 4.11(a)
 "Company Financial Statements"              --   Section 4.05(a)
 "Company Nuclear Facilities"                --   Section 4.16
 "Company Material Adverse Effect"           --   Section 4.01(a)
 "Company Required Consents"                 --   Section 4.04(a)
 "Company Required Statutory Approvals"      --   Section 4.04(b)
 "Company SEC Reports"                       --   Section 4.05(a)
 "Company Shareholders' Approval"            --   Section 7.03(b)
 "Company Shareholders' Meeting"             --   Section 7.03(b)
 "Company Significant Subsidiary"            --   Section 7.08
 "Company Share Plans"                       --   Section 4.02(a)
 "Confidentiality Agreement"                 --   Section 7.01
 "Constituent Entities"                      --   Section 1.01
 "Contracts"                                 --   Section 4.04(a)
 "control," "controlling," "controlled by"
   and "under common control with"           --   Section 10.11(a)
 "DOE"                                       --   Section 4.05(b)
 "Effective Time"                            --   Section 1.02
 "Environmental Claim"                       --   Section 4.13(f)(i)
 "Environmental Laws"                        --   Section 4.13(f)(ii)
 "Environmental Permits"                     --   Section 4.13(b)
 "ERISA"                                     --   Section 4.11(a)
 "ERISA Affiliate"                           --   Section 4.11(c)
 "Evaluation Material"                       --   Section 7.01
 "Exchange Act"                              --   Section 4.05(a)
 "Exchange Fund"                             --   Section 2.02(a)
 "Exon Florio"                               --   Section 8.01(d)
 "Extended Termination Date"                 --   Section 9.01(b)
 "FCC"                                       --   Section 4.05(b)
 "FERC"                                      --   Section 4.05(b)
 "Final Order"                               --   Section 8.01(e)
 "Financial Disruption"                      --   Section 9.03(d)
 "Governmental Authority"                    --   Section 4.04(a)
 "Hazardous Materials"                       --   Section 4.13(f)(iii)
 "Houston Agreement"                         --   Section 7.05(f)
 "HSR Act"                                   --   Section 7.04(a)
 "Indemnified Liabilities"                   --   Section 7.09(a)
 "Indemnified Party"                         --   Section 7.09(a)
 "Initial Termination Date"                  --   Section 9.01(b)
 "Integration Team"                          --   Section 6.03(b)
 "IRS"                                       --   Section 4.10(m)
 "knowledge"                                 --   Section 10.11(d)
 "laws"                                      --   Section 4.04(a)
 "Lien"                                      --   Section 4.02(b)
 "LLC"                                       --   Preamble
 "LLC Agreement"                             --   Section 5.01
 "LSE"                                       --   Section 4.08(b)
 "Massachusetts Secretary"                   --   Section 1.02
 "Merger"                                    --   Preamble
 "Merger Consideration"                      --   Section 2.01(b)(ii)
 "MGL"                                       --   Section 1.01
 "NGC"                                       --   Section 5.01
 "NRC"                                       --   Section 4.05(b)
 "Options"                                   --   Section 4.02(a)
 "orders"                                    --   Section 4.04(a)
 "Out-of-Pocket Expenses"                    --   Section 9.03(a)
 "Parent"                                    --   Preamble
 "Parent Disclosure Letter"                  --   Section 5.02(a)
 "Parent Material Adverse Effect"            --   Section 5.01(a)
 "Parent Ordinary Share"                     --   Section 5.02(a)
 "Parent Reports"                            --   Section 5.02(a)
 "Parent Required Consents"                  --   Section 5.04(a)
 "Parent Required Statutory Approvals"       --   Section 5.04(b)
 "Parent Shareholders' Approval"             --   Section 7.03(a)
 "Parent Shareholders' Meeting"              --   Section 7.03(a)
 "Parent Voting Debt"                        --   Section 5.02(d)
 "Paying Agent"                              --   Section 2.02(a)
 "PBGC"                                      --   Section 4.11(g)
 "person"                                    --   Section 10.11(e)
 "Per Share Amount"                          --   Section 2.01(b)(ii)
 "Post Closing Plans"                        --   Section 7.05(c)
 "Proxy Statement"                           --   Section 4.08(a)
 "Rabbi Trust Shares"                        --   Section 2.01(b)(i)
 "Regulatory Termination Fee"                --   Section 9.03(e)
 "Release"                                   --   Section 4.13(f)(iv)
 "Representatives"                           --   Section 10.11(f)
 "SEC"                                       --   Section 4.05(a)
 "Securities Act"                            --   Section 4.05(a)
 "Special Share"                             --   Section 5.02(a)
 "Subsidiary"                                --   Section 10.11(g)
 "Surviving Entity"                          --   Section 1.01
 "Tax Ruling"                                --   Section 4.10(j)
 "Tax Return"                                --   Section 4.10
 "Taxes"                                     --   Section 4.10
 "Trust Agreement"                           --   Section 1.03
 "US GAAP"                                   --   Section 4.05(a)
 "Voting Debt"                               --   Section 4.02(d)
 "Yankee Companies"                          --   Section 4.16




           This AGREEMENT AND PLAN OF MERGER, dated as of December 11, 1998 (this "Agreement"), is made and entered into by and among THE NATIONAL GRID GROUP PLC, a public limited company incorporated under the laws of England and Wales with registration number 2367004 ("Parent"), IOSTA LLC, a Massachusetts limited liability company which is directly and indirectly wholly owned by Parent ("LLC"), and NEW ENGLAND ELECTRIC SYSTEM, a Massachusetts business trust (the "Company").

           WHEREAS, the Board of Directors of Parent and the Company and the members of LLC have each determined that it is advisable and in the best interests of their respective shareholders and members to consummate, and have approved, the business combination transaction provided for herein in which LLC would merge with and into the Company, with the Company being the surviving entity (the "Merger"), pursuant to the terms and conditions of this Agreement, as a result of which Parent will own, directly or indirectly, all of the issued and outstanding common shares of the Company (the "Company Shares");

           WHEREAS, Parent, LLC and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I
                                 THE MERGER

      1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), LLC shall be merged with and into the Company in accordance with Section 2 of Chapter 182 and Section 59 of Chapter 156C of the Massachusetts General Laws ("MGL"). At the Effective Time, the separate existence of LLC shall cease and the Company shall continue as the surviving entity in the Merger. The Company, after the Effective Time, is sometimes referred to herein as the "Surviving Entity" and the Company and LLC are sometimes referred to herein as the "Constituent Entities". The effect and consequences of the Merger shall be as set forth in Article II.

      1.02 Effective Time. Subject to the provisions of this Agreement, on the Closing Date (as defined in Article III), a certificate of merger shall be executed and filed by the Company and LLC with the Secretary of the Commonwealth of Massachusetts (the "Massachusetts Secretary"). The Merger shall become effective at the time of the filing of the certificate of merger relating to the Merger with the Massachusetts Secretary, or at such later time as is specified in the certificate of merger (such date and time being referred to herein as the "Effective Time").

      1.03 Effects of the Merger. At the Effective Time, the Agreement and Declaration of Trust of the Company (the "Trust Agreement") as in effect immediately prior to the Effective Time shall be the agreement and declaration of trust of the Surviving Entity, until thereafter amended as provided by law and such agreement and declaration of trust. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of Section 2 of Chapter 182 of the MGL and
 Section 62 of the Limited Liability Company Act of Massachusetts.


                                 ARTICLE II
                            CONVERSION OF SHARES

      2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

           (a) Membership Interests of LLC. Each one percent of the issued and outstanding membership interests in LLC shall be converted into one transferable certificate of participation or share of the Surviving Entity.

           (b)  Conversion of Company Shares.

                (i) Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries. All Company Shares that are owned by the Company as treasury shares (excluding shares held as treasury shares pursuant to the New England Electric System Companies' Rabbi Trust effective January 1, 1994, amended October 3, 1994 and amended December 2, 1996 (the "Rabbi Trust Shares")) and any Company Shares owned by Parent, LLC or any other wholly owned Subsidiary (as defined in Section 10.11) of Parent shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

                (ii) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)(i)) and each Rabbi Trust Share shall be canceled and converted in accordance with the provisions of this Section 2.01 into the right to receive cash in the amount (the "Per Share Amount") of $53.75, as such amount may hereafter be adjusted in accordance with Section 2.01(c) hereof (the "Merger Consideration"), payable, without interest, to the holder of such Company Share, upon surrender, in the manner provided in Section 2.02 hereof, of the certificate formerly evidencing such share.

           (c) Adjustment in Amount of Merger Consideration. In the event that the Closing Date shall not have occurred on or prior to the date that is the six (6) month anniversary of the date on which the Company Shareholders' Approval is obtained (the "Adjustment Date"), the Per Share Amount shall be increased, for each day after the Adjustment Date up to and including the day which is one day prior to the Closing Date, by an amount equal to $0.003288; provided, however that the Per Share Amount shall not exceed $54.35.

      2.02 Surrender of Shares. (a) Deposit with Paying Agent. Prior to the Effective Time, Parent or LLC shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the benefit of the holders of Company Shares in connection with the Merger to receive the funds to which holders of Company Shares shall become entitled pursuant to Section 2.01(b)(ii) (the "Exchange Fund"). From time to time at, immediately prior to or after the Effective Time, Parent or LLC shall make or cause to be made available to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.02(b)) in accordance with Section 2.02(b), it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Section 2.02(a) shall belong to and shall be paid (at the time provided for in Section 2.02(e)) as directed by Parent or LLC. Any such funds deposited with the Paying Agent by Parent shall be invested by the Paying Agent as directed by Parent or LLC.

           (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Shares (the "Canceled Shares") that were canceled and became instead the right to receive the Merger Consideration pursuant to Section 2.01(b)(ii): (i) a letter of transmittal in such form as Parent or LLC and the Company may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate or Certificates to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by Parent or LLC and are reasonably acceptable to the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each Company Share formerly evidenced by such Certificate which such holder has the right to receive pursuant to Section 2.01(b)(ii). In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of the Company, the Merger Consideration in respect of such Canceled Shares may be given to the transferee thereof if the Certificate or Certificates representing such Canceled Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration subject to and upon the surrender of such Certificate as contemplated by this Section 2.02. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to Section 2.01(b)(ii).

           (c) No Further Ownership Rights in Company Shares. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of Section 2.01(b)(ii) shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the Company Shares represented thereby. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

           (d) Lost, Stolen or Destroyed Certificates. In the event any owner of any Certificate shall claim that such Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of such Certificate and delivery of that affidavit to the Paying Agent and, if required by Parent or LLC, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against Parent LLC, the Company or the Surviving Entity with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable upon due surrender of, and deliverable pursuant to this Section 2.02 in respect of, the Company Shares to which such Certificate relates.

           (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one
 (1) year after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any Shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration payable upon due surrender of the Certificates held by them. None of Parent, LLC or the Surviving Entity shall be liable to any former holder of Company Shares for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      2.03 Withholding Rights. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom; provided, however, that if such withholding may be eliminated or reduced through the delivery of any certificate or other documentation, each of the Surviving Entity and the Parent shall provide each holder of Company Shares with a reasonable opportunity to deliver such certificate or other documentation. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.


                                 ARTICLE III
                                 THE CLOSING

           The closing of the Merger and other transactions contemplated hereby (the "Closing") will take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 260 Franklin Street, Boston, MA 02110, at 10:00 a.m., local time, on the second business day following satisfaction or waiver (where applicable) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").


                                 ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and LLC as follows:

      4.01 Organization and Qualification. (a) The Company is a voluntary association duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power, authority and legal right to own its property and assets and to transact the business in which it is engaged. Each of the Company's Subsidiaries is a corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except where failure to be so organized or incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where failure to be so qualified, licensed or admitted and in good standing, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Section 4.01 of the letter dated the date hereof and delivered to Parent and LLC by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation or organization of each Subsidiary of the Company, (ii) such Subsidiary's authorized capital stock, (iii) the number of issued and outstanding shares of capital stock of such Subsidiary and (iv) the number of shares of such Subsidiary held of record by the Company. The Company has previously delivered to Parent correct and complete copies of the Trust Agreement and the certificate or articles of organization or incorporation and bylaws (or other comparable charter documents) of its Subsidiaries.

           (b) Section 4.01 of the Company Disclosure Letter sets forth a description as of the date hereof, of all Company Associates, including
 (i) the name of each such entity and the Company's interest therein and
 (ii) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement "Company Associates" shall mean any corporation or other entity (including partnerships and other business associations) that is not a Company Subsidiary in which the Company and/or one or more of its Subsidiaries, directly or indirectly, owns an equity interest (other than short-term investments in the ordinary course of business) if such corporation or other entity (including partnerships and other business associations) contributes five percent or more of the Company's consolidated revenues, assets, income or costs.

      4.02 Capital Stock. (a) The authorized equity securities of the Company consists of 150,000,000 Company Shares, of which 59,170,986 shares were issued and outstanding as of the close of business on December 11, 1998. As of the close of business on December 11, 1998, 5,798,666 Company Shares were held in the treasury of the Company (including 184,262 Rabbi Trust Shares). Since such date, except as described in the Company SEC Reports filed prior to the date of this Agreement or in Section 4.02 of the Company Disclosure Letter, there has been no change in the sum of the issued and outstanding Company Shares and Company Shares held in the Rabbi Trust. All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement or as may be provided by the New England Electric System Companies' Incentive Share Plan, the New England Electric System Companies Incentive Thrift Plan I, the New England Electric System Companies Incentive Thrift Plan II, the New England Electric Companies Long-Term Performance Share Award Plan, and the New England Electric System Directors' annual retainer shares (the "Company Share Plans"), and except as described in Section 4.02 of the Company Disclosure Letter, on the date hereof there are no outstanding subscriptions, options, warrants, rights (including share appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of equity securities of the Company or to grant, extend or enter into any Option with respect thereto.

           (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 4.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary, which is wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 4.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or
 (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary which is wholly owned, directly or indirectly, by the Company with respect to the voting of, or the right to participate in, dividends or other earnings on any capital stock of any Subsidiary of the Company.

           (c) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 4.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

           (d) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (together "Voting Debt") on any matters on which Shareholders may vote are issued or outstanding nor are there any outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any Voting Debt or to grant, extend or enter into any Option with respect thereto.

      4.03 Authority. The Company has full power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholders' Approval (as defined in Section 7.03(b)) and the Company Required Statutory Approvals (as defined in Section 4.04(b)), to consummate the Merger and other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, subject to obtaining the Company Shareholders' Approval with respect to the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries or any of the terms, conditions or provisions of (i) the Trust Agreement of the Company or the certificates or articles of incorporation or organization or bylaws (or other comparable charter documents) of the Company's Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders' Approval, the Company Required Consents, the Company Required Statutory Approvals and the taking of any other actions described in this
 Section 4.04, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) subject to obtaining the third-party consents set forth in Section 4.04 of the Company Disclosure Letter (the "Company Required Consents"), any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such conflicts, violations, breaches, defaults, payments or reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

           (b) No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and other transactions contemplated hereby except as described in Section 4.04 of the Company Disclosure Letter or the failure of which to obtain could not reasonably be expected to result in a Company Material Adverse Effect (the "Company Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

      4.05 SEC Reports, Financial Statements and Utility Reports. (a) The Company delivered to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary materials) that the Company and its Subsidiaries were required to file with the SEC under the Securities Act and the Exchange Act since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles ("US GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

           (b) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries since December 31, 1995, under the Public Utility Holding Company Act of 1935 (the "1935 Act"), the Federal Power Act, the Atomic Energy Act of 1954, the Communications Act of 1934, and applicable state laws and regulations, have been filed with the SEC, the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE"), the Nuclear Regulatory Commission (the "NRC"), the Federal Communications Commission (the "FCC") or any appropriate state public utility commissions (including, without limitation, to the extent required, the state public utility regulatory agencies of Massachusetts, Rhode Island, New Hampshire, Connecticut, Vermont and Maine), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder.

      4.06 Absence of Certain Changes or Events.  Except as set forth in
 Section 4.06 of the Company Disclosure Letter or as disclosed in the Company SEC Reports filed prior to the date of this Agreement since December 31, 1997, the Company and each of the Company Subsidiaries have conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which, individually or in the aggregate, has or could reasonably be expected to have a Company Material Adverse Effect.

      4.07 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 4.07 of the Company Disclosure Letter and except for environmental matters which are governed by Section 4.13, (i) there are no actions, claims, hearings, suits, arbitrations or proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against, specifically relating to or affecting, and, to the knowledge of the Company or any of its Subsidiaries, there are no Governmental Authority investigations or audits pending or threatened against, specifically relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect and
 (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental Authority which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

      4.08 Information Supplied. (a) The proxy statement relating to the Company Shareholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the 1935 Act, as applicable, and will not, on the date of their respective filings or, in the case of the Proxy Statement, at the date it is mailed to Shareholders of the Company and at the time of the Company Shareholders' Meeting (as defined in Section 7.03(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or LLC expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

           (b) The information supplied or to be supplied by the Company for inclusion in any filing by Parent with the SEC or the London Stock Exchange Limited (the "LSE") in respect of the Merger (including, without limitation, the Super Class 1 circular to be issued to Shareholders of Parent (the "Circular")) will not, at the date mailed to the Parent's Shareholders or at the time of the Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will be in accordance with the facts and will not omit anything likely to affect the import of such information.

           (c)  Notwithstanding the foregoing provisions of this
 Section 4.08, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Circular based on information supplied by Parent or LLC for inclusion or incorporation by reference therein.

      4.09 Compliance. Except as set forth in Section 4.09 of the Company Disclosure Letter, or as disclosed in the Company SEC Reports filed prior to the date hereof, neither the Company nor any of the Company Subsidiaries is in violation of, is, to the knowledge of the Company, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.09 of the Company Disclosure Letter or as disclosed in the Company SEC Reports filed prior to the date hereof, the Company and the Company Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except for such failures which could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, (i) its Trust Agreement, in the case of the Company, or articles of incorporation or organization or by-laws, in the case of the Company's Subsidiaries, or
 (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company or any Company Subsidiary is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

      4.10 Taxes. Except as disclosed in Section 4.10 of the Company Disclosure Letter and except as to any items that could not reasonably be expected to have a Company Material Adverse Effect:

           (a) Filing of Timely Tax Returns. The Company and each of its Subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis;

           (b) Payment of Taxes. The Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken;

           (c) Tax Reserves. The Company and its Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with US GAAP;

           (d) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

           (e) Waivers of Statute of Limitations. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns;

           (f) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of the Company and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through December 31, 1993, and no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full;

           (g) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries (other than those being contested in good faith and for which adequate reserves have been established) and no issues have been raised in writing by any Tax authority in connection with any Tax or Tax Return;

           (h) Tax Liens. There are no Tax liens upon any asset of the Company or any of its Subsidiaries except liens for Taxes not yet due.

           (i) Powers of Attorney. No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter;

           (j) Tax Rulings. Neither the Company nor any of its Subsidiaries has, during the five year period prior to the date of this Agreement, received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes;

           (k) Availability of Tax Returns. The Company and its Subsidiaries have made available to Parent complete and accurate copies, covering all years ending on or after December 31, 1993, of (i) all United States federal Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its Subsidiaries and (iii) any Closing Agreements entered into by the Company or any of its Subsidiaries with any taxing authority. The Company and its Subsidiaries have made available to Parent complete and accurate copies, covering all years ending on or after December 31, 1997, of all material state Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries. For purposes of this Section 4.10(k), a "material state Tax Return" shall mean any state Tax Return showing as due and payable a Tax of greater than or equal to $1 million.

           (l) Tax Sharing Agreements. No agreements relating to the allocation or sharing of Taxes exist between or among the Company and any of its Subsidiaries and neither the Company nor any of its Subsidiaries
 (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the comon parent of which was the Company) or (ii) has any liability for Taxes of any Person (other than the Company or its Subsidiaries) under United States Treasury Regulation
 Section 1.1502-6 (or any provision of state, local), or foreign law, as a transferee or successor, by contract or otherwise;

           (m) Code Section 481 Adjustments. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method;

           (n) Code Sections 6661 and 6662. All transactions that could give rise to an understatement of federal income tax (within the meaning of Code Section 6661 for Tax Returns filed on or before December 31, 1989, and within the meaning of Code Section 6662 for tax returns filed after December 31, 1989) have been adequately disclosed (or, with respect to Tax Returns filed following the Closing, will be adequately disclosed) on the Tax Returns of the Company and its Subsidiaries in accordance with Code
 Section 6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1989, and in accordance with Code Section 6662(d)(2)(B) for Tax Returns filed after December 31, 1989;

           (o) Intercompany Transactions. Neither the Company nor any of its Subsidiaries have engaged in any intercompany transactions within the meaning of Treasury Regulations section 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date;

           (p) Foreign Tax Returns. Neither the Company nor any of its Subsidiaries is required to file a foreign tax return; and

           (q) Section 897. To the knowledge of the Company, no person owns more than 5% of the Company Shares.

           "Taxes" as used in this Agreement, shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any governmental entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return. "Tax Return" as used in this Agreement, shall mean a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities.

      4.11 Employee Benefit Plans; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, share option or other written agreement relating to employment or fringe benefits for employees, former employees, officers or directors of the Company or any of its Subsidiaries effective as of the date hereof or providing benefits as of the date hereof to current employees, former employees, officers or directors of the Company or pursuant to which the Company or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "Company Employee Benefit Plans") is listed in
 Section 4.11(a) of the Company Disclosure Letter, is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms. Each Company Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to such qualification and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or have any adverse effect on, any such determination.

           (b) Complete and correct copies of the following documents have been made available to Parent as of the date of this Agreement: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary descriptions of each Company Employee Benefit Plan subject to ERISA, (iii) the three most recent Form 5500s and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the three most recent determinations of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under
 Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

           (c) Except as set forth in Section 4.11(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any Company Employee Benefit Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides health or welfare benefits to retirees or other terminated employees other than benefit continuations as required pursuant to Section 601 of ERISA. Each Company Employee Benefit Plan subject to the requirements of Section 601 of ERISA has been operated in material compliance therewith. The Company has not contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no person under common control with the Company within the meaning of
 Section 414 of the Code ("ERISA Affiliate") has incurred a tax liability under Code Section 5000(a) that is or could reasonably be expected to be a liability of the Company's.

           (d) Except as set forth in Section 4.11(d) of the Company Disclosure Letter, each Company Employee Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary).

           (e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter, neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has, within the five-year period preceding the date of this Agreement, at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

           (f) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could be subject to any material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

           (g) Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") under
 Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. No "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA.

           (h) Except as set forth in Section 4.11(h) of the Company Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

           (i) Full payment has been made of all material amounts which the Company or any affiliate thereof was required under the terms of the Company Employee Benefit Plans to have paid as contributions to such plans on or prior to the Effective Time (excluding any amounts not yet due) and no Company Employee Benefit Plan which is subject to Part III of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

           (j) Except as set forth in Section 4.11(j) of the Company Disclosure Letter, no amounts payable under any Company Employee Benefit Plan or other agreement, contract, or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G or
 Section 162(m) of the Code.

      4.12 Labor Matters.  As of the date hereof, except as set forth in
 Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor agreement with any union or labor organization.
 To the knowledge of the Company, as of the date hereof, there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as set forth in Section 4.12 of the Company Disclosure Letter, (i) there is no unfair labor practice, employment discrimination or other employment-related complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, which has or could reasonably be expected to have a Company Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries which has or could reasonably be expected to have, a Company Material Adverse Effect and (iii) there is no proceeding, claim, suit, or action pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, nor, to the knowledge of the Company or any of its Subsidiaries is there any Governmental Authority investigation pending or threatened, in respect of which any director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Trust Agreement, in the case of the Company, and their respective articles of incorporation and by-laws, in the case of the Company's Subsidiaries, or as provided in the indemnification agreements listed in Section 4.12 of the Company Disclosure Letter. Except as set forth in Section 4.12 of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all Federal, State and local laws with respect to employment practices, labor relations, safety and health regulations and mass layoffs and plant closings except for such instances of noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

      4.13 Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 4.13 of the Company Disclosure Letter:

           (a) (i) Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance, in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect; and

                (ii) Neither the Company nor any of its Subsidiaries has received any written communication from any person or Governmental Authority that alleges that the Company or any of its Subsidiaries is not in such compliance (including the materiality qualifier set forth in clause
 (i) above) with applicable Environmental Laws.

           (b) Each of the Company and its Subsidiaries has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and agency approval is expected in the ordinary course of business, and the Company and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure have such Environmental Permits, file a renewal application for such Environmental Permits, or to be in compliance with such Environmental Permits, in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect.

           (c) There is no Environmental Claim (as hereinafter defined) that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect pending (i) against the Company or any of its Subsidiaries; (ii) against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; or (iii) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or manages, in whole or in part.

           (d) To the knowledge of the Company there have not been any material Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, or against any person or entity whose liability for any material Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for any Environmental Claim that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

           (e) To the knowledge of the Company with respect to any predecessor of the Company or any of its Subsidiaries, there is no material Environmental Claim pending or threatened, and there has been no Release of Hazardous Materials that could reasonably be expected to form the basis of any material Environmental Claim except for any Environmental Claim that, individually or in the aggregate, could not be reasonably be expected to have a Company Material Adverse Effect.

           (f)  As used in this Section 4.13:

                (i) "Environmental Claim" means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices or noncompliance, liability or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

                (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries; or

                (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

                (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

                (ii) "Environmental Laws" means all Federal, state and local laws, rules and regulations and binding interpretation thereof, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

                (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries(x) operates or
 (y) stores, treats or disposes of Hazardous Materials; and

                (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

      4.14 Regulation as a Utility. (a) The Company is a public utility holding company registered under Section 5, and subject to the provisions, of the 1935 Act. Section 4.14 of the Company Disclosure Letter lists the subsidiaries of the Company that are "public utility companies" within the meaning of Section 2(a)(5) of the 1935 Act and lists the jurisdictions where each such Subsidiary is subject to regulation as a public utility company or public service company. Except as set forth above and as set forth in Section 4.14 of the Company Disclosure Letter, neither the Company nor any "subsidiary company" or "affiliate" of the Company is subject to regulation as a public utility or public service company (or similar designation) by the Federal government of the United States, any state in the United States or any political subdivision thereof, or any foreign country.

           (b) As used in this Section 4.14, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in
 Section 2(a)(8) and Section 2(a)(11), respectively, of the 1935 Act.

      4.15 Insurance. Except as set forth in Section 4.15 of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies in the United States conducting the business conducted by the Company and its Subsidiaries during such time period. Except as set forth in Section 4.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. The insurance policies of the Company and each of its Subsidiaries are valid and enforceable policies.

      4.16 Nuclear Facilities. One of the Subsidiaries of the Company is a minority common stockholder of each of Connecticut Yankee Atomic Power Company, Maine Yankee Atomic Power Company, Vermont Yankee Nuclear Power Company and Yankee Atomic Electric Company (the "Yankee Companies") and a minority joint owner in Millstone 3 and Seabrook 1 (collectively, as described in Section 4.16 of the Company Disclosure Letter, the "Company Nuclear Facilities"). With respect to its ownership of Millstone 3 and Seabrook 1, the Company's Subsidiary holds the required operating licenses from the NRC. With respect to the Yankee Companies, each Yankee Company holds its own operating license from the NRC. Because it is a minority stockholder or a minority joint owner, the Company's Subsidiary does not have responsibility for the operation of the Company Nuclear Facilities. Except as set forth in Section 4.16 of the Company Disclosure Letter or as disclosed in the Company SEC Reports filed prior to the date hereof, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of any applicable health, safety, regulatory and other legal requirement, including NRC laws and regulations and Environmental Laws, applicable to the Company Nuclear Facilities except for such failure to comply as could not reasonably be expected to have a material adverse effect with respect to the Company Nuclear Facilities and the ownership interest of the Company therein. To the knowledge of the Company, each of the Company Nuclear Facilities maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and insurance coverages consistent with industry practice. The Company has funded, or has caused the funding of, its portion of the decommissioning cost of each of the Company Nuclear Facilities and the storage of spent nuclear fuel consistent with the most recently approved plan for each of the Company Nuclear Facilities and FERC authorized rates. Except as set forth in Section 4.16 of the Company Disclosure Letter, to the knowledge of the Company, no Company Nuclear Facility is as of the date of this Agreement on the List of Nuclear Power Plants Warranting Increased Regulatory Attention maintained by the NRC.

      4.17 Vote Required. The affirmative vote of a majority of the outstanding Company Shares voting as a single class (with each Company Share having one vote per share) with respect to the approval of the Merger and other transactions contemplated hereby is the only vote of the holders of any class or series of equity securities of the Company or its Subsidiaries required to approve this Agreement and approve the Merger and other transactions contemplated hereby.

      4.18 Opinion of Financial Advisor. The Company has received the opinion of Merrill, Lynch, Pierce, Fenner & Smith Incorporated, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received by the Shareholders of the Company in the Merger is fair from a financial point of view to the Shareholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

      4.19 Ownership of Parent Ordinary Shares. Neither the Company nor any of its Subsidiaries or other affiliates beneficially owns any Parent Ordinary Shares or American Depositary Shares of Parent, each representing ten (10) Parent Ordinary Shares.

      4.20 State Anti-Takeover Statutes. The Company has taken all necessary actions so that the provisions of Chapters 110C, 110D or 110F of the MGL and the provisions of Article 59A of the Company's Trust Agreement will not apply to this Agreement, the Merger or other transactions contemplated hereby or thereby.

      4.21 Year 2000. The computer software operated by the Company and its Subsidiaries which is used in the conduct of their business is capable of providing or being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999 other than such interruptions in millenium functionality that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company reasonably believes as of the date hereof that the remaining cost of adaptions referred to in the foregoing sentence will not exceed the amounts reflected in the Form 10-Q filed by the Company for the quarter ended September 30, 1998.

      4.22 Company Associates. The representations and warranties set forth in Sections 4.04(a), 4.06, 4.07, 4.09, 4.12 and 4.13 are true and correct in all material respects with regard to the Company Associates.


                                  ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF PARENT AND LLC

           Parent and LLC represent and warrant to the Company as follows:

      5.01 Organization and Qualification. (a) Each of Parent and its Subsidiaries (other than LLC) is a corporation duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of incorporation or organization and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for where failure to be so incorporated, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. As used in this agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of Parent and its Subsidiaries taken as a whole. LLC is a limited liability company validly existing under the laws of the Commonwealth of Massachusetts. LLC was formed solely for the purpose of engaging in the Merger and other transactions contemplated hereby, has engaged in no other business activities (other than in connection with the formation and capitalization of LLC pursuant to or in accordance with the LLC Agreement (as defined below)) and has conducted its operations only as contemplated hereby and by the LLC Agreement. Each of Parent and The National Grid Company Plc ("NGC") is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing, admission or good standing necessary, except where failure to be so qualified, licensed or admitted, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Parent has previously delivered to the Company correct and complete copies of the memorandum and articles of association (or other comparable charter documents) of Parent and NGC, and the Operating Agreement of LLC (the "LLC Agreement") and has attached to such documents copies of all resolutions and other documents required to be so attached.

      5.02 Share Capital. (a) The authorized share capital of Parent consists solely of (i) 2,125 million ordinary shares of 11 13/17 pence each of Parent (each a "Parent Ordinary Share"), of which 1,474.4 million shares were in issue as of March 31, 1998 and (ii) one Special Rights Redeemable Preference Share of pound sterling1 (the "Special Share"), which was in issue as of such date. Since March 31, 1998, except as disclosed in the forms, reports, schedules, circulars and other filings with the LSE made by Parent pursuant to its continuing obligations under LSE rules and regulations (the "Parent Reports") filed prior to the date of this Agreement or Section 5.02 of the letter dated the date hereof and delivered by Parent and LLC to the Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), there has been no change in the number of issued Parent Ordinary Shares other than the issuance of Parent Ordinary Shares pursuant to options or rights outstanding as of such date to subscribe or purchase Parent Ordinary Shares. All of the issued Parent Ordinary Shares are duly authorized, validly issued and fully paid, and no Parent Ordinary Share is entitled to preemptive rights, except as provided in Section 89 of the Companies Act 1985, as amended (the "Companies Act"). Except pursuant to this Agreement, and except as disclosed in Section 5.02 of the Parent Disclosure Letter, on the date hereof there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any Parent Ordinary Shares or to grant, extend or enter into any Option with respect thereto.

           (b) Except as disclosed in the Parent Reports filed prior to the date of this Agreement or Section 5.02 of the Parent Disclosure Letter, all of the outstanding shares of NGC are duly authorized, validly issued, fully paid and are owned, beneficially and of record, by Parent or a Subsidiary, which is wholly owned, directly or indirectly, by Parent, free and clear of any Liens. Except as disclosed in the Parent Reports filed prior to the date of this Agreement or Section 5.02 of the Parent Disclosure Letter, there are no (i) outstanding Options obligating Parent or NGC to issue or sell any shares of NGC or to grant, extend or enter into any such Option or
 (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary, which is wholly owned, directly or indirectly, by Parent, with respect to the voting of or the right to participate in dividends or other earnings in respect of any shares of NGC.

           (c) Except as disclosed in the Parent Reports filed prior to the date of this Agreement or Section 5.02 of the Parent Disclosure Letter and except for the right of the holder of the Special Share to require Parent to redeem the Special Share pursuant to the Articles of Association of Parent, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any shares of NGC or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, NGC or any other person.

           (d) Except as disclosed in the Parent Disclosure Letter, as of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (together, "Parent Voting Debt") on any matters on which Parent Shareholders may vote are issued or are outstanding nor are there any outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any Parent Voting Debt or to grant, extend or enter into any Option with respect thereto.

      5.03 Authority. Each of Parent and LLC has full power and authority to enter into this Agreement, and, subject (in the case of this Agreement) to obtaining the Parent Shareholders' Approval (as defined in Section 7.03(a)), to perform its obligations hereunder, and to consummate the Merger and other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and LLC and the consummation by each of Parent and LLC of the Merger and other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and all necessary action on the part of LLC, subject to obtaining the Parent Shareholders' Approval. This Agreement has been duly and validly executed and delivered by each of Parent and LLC and constitutes a legal, valid and binding obligation of each of Parent and LLC enforceable against each of Parent and LLC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      5.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and LLC do not, and the performance by each of Parent and LLC of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent, LLC or NGC under, any of the terms, conditions or provisions of (i) the memorandum and articles of association (or other comparable charter documents) of Parent, LLC or NGC, (ii) the LLC Agreement; or (iii) subject to the obtaining of the Parent Shareholders' Approval and the taking of any other actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental Authority applicable to Parent, LLC or NGC or any of their respective assets or properties, or (y) subject to obtaining the third-party consents set forth in Section 5.04 of the Parent Disclosure Letter (the "Parent Required Consents") any Contracts to which Parent, LLC or NGC is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

           (b) No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or LLC or the consummation by Parent or LLC of the Merger and other transactions contemplated hereby except as described in Section 5.04 of the Parent Disclosure Letter or the failure of which to obtain could not reasonably be expected to result in a Parent Material Adverse Effect (the "Parent Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

           5.05 Information Supplied. (a) The Circular will, at all relevant times, include all information relating to Parent, and information which is within the knowledge of each of the directors of Parent (or which it would be reasonable for them to obtain by making enquiries), which, in each case, is required to enable the Circular and the parties hereto to comply in all material respects with all United Kingdom statutory and other legal and regulatory provisions (including, without limitation, the Companies Act, the Financial Services Act 1986, as amended, and the rules and regulations made thereunder, and the rules and requirements of the LSE) and all such information contained in the Circular will be in accordance with the facts and will not omit anything likely to affect the import of such information.

           (b) The information supplied by Parent or LLC and included in the Proxy Statement with the written consent of Parent or LLC, as the case may be, will not, at the date mailed to the Company's Shareholders or at the time of the Company Shareholder's Meeting, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (c)  Notwithstanding the foregoing provisions of this
 Section 5.05, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement or the Circular based on information supplied by the Company for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to this Section 5.05.

      5.06 Compliance. Except as set forth in Section 5.06 of the Parent Disclosure Letter, or as disclosed in the Parent Reports filed prior to the date hereof, neither the Parent nor NGC is in violation of, is, to the knowledge of the Parent, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in
 Section 5.06 of the Parent Disclosure Letter or as disclosed in the Parent Reports filed prior to the date hereof, Parent and NGC have all material permits, licenses and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of the Parent and NGC. Neither the Parent nor NGC is in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by Parent or NGC under (i) its articles or memorandum of association or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which Parent or NGC is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

      5.07 Financing. Parent has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay or to cause LLC to pay the Merger Consideration pursuant to Article II hereof and to consummate the Merger and other transactions contemplated hereby.

      5.08 Vote Required. The only votes of the holders of any class of shares of Parent that are required to approve the Merger and other transactions contemplated thereby are the affirmative vote of a majority of such ordinary Shareholders of Parent as (being entitled to do so) are present in person and vote (or, in the case of a vote taken on a poll, the affirmative vote by Shareholders representing a majority of the Parent Ordinary Shares in respect of which votes were validly exercised) at the Parent Shareholders' Meeting in relation to the Merger and other transactions contemplated hereby.

      5.09 Ownership of Company Shares. Neither Parent nor any of its Subsidiaries or other affiliates beneficially owns any Company Shares.


                                 ARTICLE VI
                                 COVENANTS

      6.01 Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.01 of the Company Disclosure Letter, or to the extent that Parent shall otherwise previously consent in writing):

           (a) Ordinary Course. The Company and each of its Subsidiaries shall conduct their businesses only in, and the Company and each of its Subsidiaries shall not take any action except in the ordinary course consistent with good utility practice. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to maintain in effect all existing permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental Authorities applicable to them.

           (b) Charter Documents. The Company shall not, nor shall it permit any of its Subsidiaries to amend or propose to amend the Trust Agreement, in the case of the Company, and its certificate or articles of incorporation or organization or bylaws (or other comparable charter documents), in the case of the Company's Subsidiaries.

           (c) Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

                (A) that the Company may continue the declaration and payment of regular quarterly dividends on Company Shares with usual record and payment dates not, in any fiscal year, in excess of the dividend for the comparable period in the prior fiscal year;

                (B) a special dividend on the Company Shares with respect to the quarter in which the Effective Time occurs with a record date on or prior to the date on which the Effective Time occurs, which does not exceed an amount equal to $.59 multiplied by a fraction, the numerator of which is the number of days in such quarter prior to the date on which the Effective Time occurs, and the denominator of which is the total number of days in such fiscal quarter; and

                (C) for dividends and distributions (including liquidating distributions) by a direct or indirect Subsidiary of the Company to its parent,

 (ii) split, combine, subdivide, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or comprised in its share capital or any Option with respect thereto except:

                (A) in connection with intercompany purchases of capital stock or share capital,

                (B) for the purpose of funding the Company Share Plans or dividend reinvestment and share purchase plan in accordance with past practice, or

                (C) subject to the Company's obligations under the Securities Act and the Exchange Act, pursuant to the Company's previously announced share repurchase program.

           (d) Share Issuances. The Company shall not, nor shall it permit any of its Subsidiaries to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (i) the issuance of Company Shares or share appreciation, share awards or similar rights, as the case may be, pursuant to the Company Share Plans, in each case outstanding on the date of this Agreement and in accordance with their present terms, (ii) the issuance of options or awards pursuant to the Company Share Plans in accordance with their present terms and only in connection with the hiring of new employees, and the issuance of Company Shares upon exercise of such options or awards or (iii) the issuance by a wholly owned Subsidiary of its capital stock to its direct or indirect parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto).

           (e) Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice and having an aggregate value of less than $7,500,000 for any one acquisition or $50,000,000 in the aggregate through December 31, 1999 and, if the Effective Time has not occurred on or prior to December 31, 1999, $75,000,000 in the aggregate.

           (f) Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries to sell, lease, securitize, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice and having an aggregate value of less than $5,000,000 for each disposition and $20,000,000 in the aggregate.

           (g) Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities) in amounts not exceeding the amounts set forth in
 Section 6.01(g) of the Company Disclosure Letter, (ii) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or (iii) guarantees or "keep well" agreements in favor of wholly owned Subsidiaries of the Company in connection with the conduct of the business of such wholly owned Subsidiaries of the Company not aggregating more than $15 million.

           (h)  Capital Expenditures.  Except (i) as required by law or
 (ii) as reasonably deemed necessary by the Company after consulting with Parent following a catastrophic event, such as a major storm, the Company shall not, nor shall it permit any of its Subsidiaries to make any capital expenditures or commitments during any fiscal year that is in excess of 110% of (i) the aggregate amount set forth in Section 6.01(h) of the Company Disclosure Letter with respect to the Company and its Subsidiaries that are public utility companies within the meaning of Section 2(a)(5) of the 1935 Act or (ii) the amount set forth in Section 6.01(h) of the Company Disclosure Letter with respect to each of the Company's other Subsidiaries.

           (i) Employee Benefits and Labor Matters. The Company shall not, nor shall it permit any of its Subsidiaries to enter into, adopt, amend in any material manner (except as may be required by applicable law) or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers, employees or former employees, or, except for normal increases in the ordinary course of business, (a) increase in any manner the compensation or fringe benefits of any director or executive officer, (b) increase in any manner the compensation or fringe benefits of any employee, (c) pay any benefit not required by any plan or arrangement in effect as of the date hereof or, (d) cause any director, officer, employee or former employee of the Company to accrue or receive additional benefits, accelerate vesting or accelerate the payment of any benefits under any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy. Notwithstanding the foregoing, nothing in this Section 6.01(i) shall prevent the Company from (1) entering into employment or consulting agreements or arrangements in the ordinary course of business consistent with past practice or severance agreements intended solely to implement the terms of severance policies or programs in effect on the date hereof, (2) entering into any retention arrangements with employees who are not senior executive officers (as determined by the Company) that, in the aggregate, will not require the Company to make payments in excess of $5,000,000 or (3) amending the Rabbi Trust to require annual funding thereunder of an amount necessary to cause the fair market value of the assets held under the Rabbi Trust to be equal to accumulated benefit obligations under the Plans (as defined in the Rabbi Trust). The Company, prior to the Closing Date, shall take all necessary actions, so that on or after the Closing Date, neither the Company, the Surviving Entity nor their affiliates' stock or securities will be required to be held in, or distributed pursuant to, any Company Employee Benefit Plan. Notwithstanding any other provision of this Agreement to the contrary, the Company or its Subsidiaries may negotiate successor collective bargaining agreements to those referenced in Section 4.12 hereof, and may negotiate other collective bargaining agreements or arrangements as required by law or for the purpose of implementing the agreements referenced in Section
 4.12 hereof. The Company will keep Parent informed as to, and will consult with Parent as to the strategy for, all negotiations with collective bargaining representatives.

           (j) Discharge of Liabilities. The Company shall not, nor shall it permit its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in the Company SEC Reports, or incurred in the ordinary course of business consistent with past practice.

           (k) Contracts. The Company shall not, nor shall it permit its Subsidiaries, except in the ordinary course of business consistent with past practice (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material Contract to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims or (ii) to enter into any new material Contracts except as expressly permitted by Sections 6.01(i) and 7.06 hereof.

           (l) Insurance. The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

           (m) 1935 Act. The Company shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

           (n) Regulatory Matters. Subject to applicable law and except for non-material filings in the ordinary course of business consistent with past practice, the Company shall consult with Parent prior to implementing any changes in its or any of its Subsidiaries' rates or charges, standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement and shall, and shall cause its Subsidiaries to, deliver to Parent a copy of each such filing or agreement at least four (4) business days prior to the filing or execution thereof so that Parent may comment thereon. The Company shall, and shall cause its Subsidiaries to, make all such filings (i) only in the ordinary course of business consistent with past practice or (ii) as required by a Governmental Authority or regulatory agency with appropriate jurisdiction.

           (o) Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to make any changes in their accounting methods, policies or procedures, except as required by law, rule, regulation or applicable generally accepted accounting principles;

           (p) Tax Status. Neither the Company nor any of its Subsidiaries shall (i) make or rescind any material express or deemed election relating to Taxes, (ii) make a request for a Tax Ruling or enter into a Closing Agreement, (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes or (iv) change in any material respect any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1997, except as may be required by applicable law; provided, however that with respect to any consent required by reason of this Section 6.01(p)(ii) or (iii) to be obtained by the Company, such consent shall not be unreasonably withheld by Parent.

           (q) No Breach. The Company shall not, nor shall it permit any of its Subsidiaries to willfully take or fail to take any action that would or is reasonably likely to result in (i) a material breach of any provision of this Agreement or (ii) its representations and warranties set forth in this Agreement being untrue in any material respect on and as of the Closing Date.

           (r) Advice of Changes. The Company shall confer with Parent on a regular and frequent basis with respect to the Company's business and operations and other matters relevant to the Merger, and shall promptly advise Parent, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Authority (or communication indicating the same may be contemplated) or the institution or threat of material litigation; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

           (s) Notice and Cure. The Company will notify Parent in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to the Company, that causes or will or may be likely to cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of the Company contained in this Agreement. The Company also will notify the Parent in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to the Company, of any representation, warranty, covenant or agreement made by the Company. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

           (t) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the Merger and other transactions contemplated by this Agreement, and the Company will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

           (u)  Third Party Standstill Agreements.  Except as provided in
 Section 7.08 hereto, during the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall take all steps necessary to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement.

      6.02 Covenants of Parent. At all times from and after the date hereof until the Effective Time, Parent covenants and agrees as to itself and NGC that (except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise previously consent in writing):

           (a) Certain Mergers. Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to
 (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger,
 (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger.

           (b) No Breach. Parent shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement, willfully take or fail to take any action that would or is reasonably likely to result in (i) a material breach of any of its covenants or agreements contained in this Agreement or (ii) any of its representations and warranties set forth in Sections 5.03, 5.04, 5.05, 5.06, 5.07, 5.08 and 5.09 of this Agreement being untrue in any material respect on and as of the Closing Date.

           (c) Advice of Changes. Parent shall confer with the Company on a regular and frequent basis with respect to any matter having, or which, insofar as can be reasonably foreseen, could reasonably be expected to have, a Parent Material Adverse Effect or materially impair the ability of Parent to consummate the Merger and other transactions contemplated hereby; provided that Parent shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

           (d) Notice and Cure. Parent will notify the Company in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to Parent, that causes or will or may be likely to cause any covenant or agreement of Parent under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of Parent contained in this Agreement. Parent also will notify the Company in writing of, and will use all commercially reasonable efforts to cure before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

           (e) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, Parent will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to its obligations contained in this Agreement and to consummate and make effective the Merger and other transactions contemplated by this Agreement, and Parent will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

           (f) Conduct of Business of LLC. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause LLC to (i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement.

      6.03 Additional Covenants by Parent and the Company.

           (a) Control of Other Party's Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

           (b) Integration Team. As soon as practicable after the date hereof, Parent and the Company shall, subject to limitations imposed by applicable law, create a special integration steering team (the "Integration Team") which shall be chaired by David Jones and include David Jones, Richard P. Sergel and such other designees of each of the Company and Parent as David Jones and Richard P. Sergel shall deem appropriate.
 The functions of the Integration Team shall include (i) to direct the exchange of information and documents between the parties and their Subsidiaries as contemplated by Section 7.01, (ii) to review and evaluate proposed exceptions to the restrictions on the conduct of business pending the Merger set forth in Article VI, and (iii) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.


                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS

      7.01 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, and shall use commercially reasonable efforts to cause the Company Associates to, throughout the period from the date hereof to the Effective Time to the extent permitted by law, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all facilities, operations, officers (including the Company's environmental, health and safety personnel), employees, agents and accountants of the Company and its Subsidiaries and Associates and their respective assets, properties, books and records, to the extent the Company or any Company Subsidiary or Company Associate is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney client privilege and does not unreasonably interfere with the business and operations of the Company and its Subsidiaries and Associates and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans, and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of its Representatives reasonably may request. No review pursuant to this
 Section 7.01 or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this
 Section 7.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of June 23, 1998 between the Company and NC (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

      7.02 Proxy Statement and Circular.  (a)      Proxy Statement.  As soon
 as practicable after the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto, and Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. The Company shall consult with Parent regarding the Proxy Statement and have due regard to any comments Parent may make in relation to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.

           (b) Circular. Subject to applicable law, Parent shall, as soon as reasonably practicable after the date of this Agreement and in accordance with the listing rules of the LSE, prepare and submit to the LSE for approval the Circular, and shall use its reasonable endeavors to have such documents approved by the LSE as soon as reasonably practicable after the date of this Agreement. Parent and Company shall cooperate with each other in the preparation of the Circular and any amendment or supplement thereto as well as the preparation of any responses to the LSE in connection therewith. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Circular. Each of Parent and the Company agrees to use its reasonable best efforts to respond promptly to any requests of the LSE.

           (c) Each of the Company and Parent shall, consistent with the requirements of the securities laws of the United States and the United Kingdom, use their reasonable best efforts to cause the Proxy Statement and the Circular to be mailed or dispatched as soon as practicable to their respective shareholders entitled to vote on the Merger and other transactions contemplated hereby on or about the same day.

      7.03 Approval of Shareholders. (a) Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a general meeting of its shareholders (the "Parent Shareholders' Meeting"), for the purpose of voting on the approval of the Merger and other transactions contemplated hereby (the "Parent Shareholders' Approval") as soon as reasonably practicable after the date hereof. Subject to fiduciary obligations and the requirements of applicable law, Parent shall include in the Circular the recommendation of the Board of Directors of Parent that the Shareholders of Parent approve the Merger and the other transactions contemplated hereby, and shall use its reasonable endeavors to obtain such approval in accordance with its usual practices.

           (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting on the approval of the Merger and other transactions contemplated hereby (the "Company Shareholders' Approval") as soon as reasonably practicable after the date hereof; provided, however, that if the scheduled meeting date for the Company's annual shareholders' meeting is within thirty (30) days of the planned date of the Company Shareholders Meeting, the Company may accomplish the purposes of the Company Shareholders Meeting at the annual shareholders' meeting. Subject to the fiduciary duties of its Board of Directors and the requirements of applicable law, the Company shall include in the Proxy Statement the recommendation of the Board of Directors of the Company that the Shareholders of the Company approve the Merger and the other transactions contemplated hereby, and shall use its reasonable best efforts to obtain such approval.

      7.04 Regulatory and Other Approvals. (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by its respective "ultimate parent" Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the Merger and other transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

           (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals. The parties agree that they will consult with each other with respect to obtaining the Company Required Statutory Approvals and the Parent Required Statutory Approvals; provided, however, that it is agreed that the Company shall have primary responsibility for the preparation and filing of any related applications, filings or other material with state utility commissions. Parent shall have the right to review and approve in advance drafts of and final applications, filings and other material submitted to or filed with state utility commissions, which approval shall not be unreasonably withheld or delayed. The Company shall not agree to the imposition of any condition in the Company Required Statutory Approvals without the prior consent of Parent.

      7.05 Employee Benefit Plans.

           (a) Parent agrees that those individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Closing Date shall continue to be employees of the Surviving Entity or its subsidiaries as of the Closing Date (each such employee, an "Affected Employee"); provided, however, that this Section 7.05 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

           (b) For a period of twelve (12) months immediately following the Closing Date, the compensation, benefits and coverage provided to the Affected Employees pursuant to employee benefit plans or arrangements maintained by Parent or the Surviving Entity shall be, in the aggregate, not less favorable (as determined by the Parent and the Surviving Entity using reasonable assumptions and benefit valuation methods) than those provided to such Affected Employees immediately prior to the Closing Date. Notwithstanding the foregoing and except as provided in the immediately following sentence, any such employee benefit plan that provides as of the date hereof for a continuation period longer than twelve (12) months shall be honored by Parent or the Surviving Entity. In addition to the foregoing, Parent shall. or shall cause Surviving Entity to, pay any Affected Employee whose employment is terminated by Parent or Surviving Entity within twelve (12) months of the Closing Date a severance benefit package equivalent to that provided under the special severance plans covering such Affected Employee as in effect as of the date hereof.

           (c) Parent shall, or shall cause the Surviving Entity to, give the Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (including, without limitation, benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Parent or the Surviving Entity in effect as of the Closing Date for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or such Subsidiary immediately prior to the Closing Date. With respect to any employee benefit plan or arrangement established by Parent, Company or the Surviving Entity after the Closing Date (the "Post Closing Plans"), service shall be credited in accordance with the terms of such Post Closing Plans.

           (d) Parent shall, or shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan established to replace any Company welfare benefit plans in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

           (e) Parent shall, or shall cause the Surviving Entity and its subsidiaries to, honor, and shall guarantee the obligations of the Surviving Entity and its subsidiaries under, all employment, severance, consulting and retention agreements or arrangements and all Company Employee Benefit Plans as in effect as of the date hereof, as set forth in
 Section 7.05 of the Company Disclosure Letter, or that are entered into prior to the Closing Date in accordance with Section 6.01(i) hereof; provided, however, that this Section 7.05(e) is not intended to prevent Parent or the Surviving Entity from exercising their rights with respect to such agreements or arrangements and all Company Employee Benefit Plans in accordance with their terms, including, but not limited to, the right to alter, terminate or otherwise amend all such agreements and arrangements and Company Employee Benefit Plans.

           (f) Parent agrees and acknowledges that, by virtue of the consummation of the Merger, Alfred D. Houston has, pursuant to the terms of the Severance Agreement dated February 28, 1995, between Alfred D. Houston and the Company (the "Houston Agreement"), Good Reason (as defined in the Houston Agreement) to terminate his employment with the Company. Following the Closing Date, Parent agrees and acknowledges that it shall enter into a Consulting Agreement with Mr. Houston, containing the terms set forth in
 Section 7.05(f) of the Parent Disclosure Letter.

      7.06 Labor Agreements and Workforce Matters.

           (a) Labor Agreements. Parent shall honor or shall cause the appropriate subsidiaries of the Surviving Entity to honor all collective bargaining agreements in effect as of Effective Time until their expiration; provided, however, that this undertaking is not intended to prevent Parent or the Surviving Entity and its subsidiaries from exercising their rights with respect to such collective bargaining agreements and in accordance with their terms, including any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment or portion thereof.

           (b) Workforce Matters. Any workforce reductions carried out following the Effective Time by the Surviving Entity and its subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

      7.07 Post Merger Operations.

           (a) Parent Board of Directors. Parent shall take such action as is necessary to cause the number of directors comprising its Board of Directors to be sufficient to permit the appointment of Richard P. Sergel and one additional person presently serving as an outside director on the Board of Directors of the Company on the date hereof, as determined by mutual agreement of Parent and the Company, to serve on the Parent Board of Directors at the Effective Time. In the event Richard P. Sergel is unavailable to serve on the Parent Board of Directors, another representative from the current Board of Directors of the Company shall be chosen by mutual agreement of Parent and the Company.

           (b) Surviving Entity Headquarters. At the Effective Time, the headquarters of the Surviving Entity shall be located in Massachusetts and offices for the Surviving Entity's utility operations in New England shall be located in the Commonwealth of Massachusetts and the States of New Hampshire and Rhode Island, consistent with the current operations of the Company.

           (c) Charities. The parties agree that provision of charitable contribution and community support within the New England region serves a number of important goals. After the Effective Time, Parent intends to cause the Surviving Entity to provide charitable contributions and community support within the New England region at annual levels substantially comparable to the annual level of charitable contributions and community support provided, directly or indirectly, by the Company and its public utility subsidiaries within the New England region during 1997.

           (d) Surviving Entity Board Of Directors and Trustee. After the Effective Time, the initial board of directors of the Surviving Entity shall have up to nine (9) members designated from among the officers of Parent and the Surviving Entity, as mutually agreed by Parent and the Company. Parent reserves the right to replace the trustee of the Surviving Entity at the Effective Time.

           (e) Advisory Board. Parent shall, promptly following the Effective Time, cause to be established and be maintained for a period of two (2) years an advisory board (the "Advisory Board") comprised of up to eleven (11) persons who were, immediately prior to the Effective Time, serving as non-executive members of the Company's Board of Directors and who are willing to serve in such capacity on the Advisory Board. The function of the Advisory Board shall be to advise the Surviving Entity's Board of Directors with respect to general business as well as opportunities and activities in the Surviving Entity's market area and to maintain and develop customer relationships. The Advisory Board shall meet no less frequently than semi-annually. The members of the Advisory Board shall each be named to serve as members thereof for a period of two years; provided, however, that Parent shall have no obligation to cause the Surviving Entity to elect or appoint, and may cause the Surviving Entity to remove, any member of the Advisory Board if Parent reasonably determines that such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the Advisory Board or any cause exists that otherwise would allow for removal of such person as a director of the Surviving Entity if such person were a member of the Surviving Entity's Board of Directors.

           (f) Employment Agreements. At the Effective Time, Parent shall enter into an employment agreement with Richard P. Sergel in the form set forth in Exhibit A hereto.

      7.08 No Solicitations. Prior to the Effective Time, the Company agrees: (a) that neither it nor any of its Subsidiaries shall, and it shall use its best efforts to cause its Representatives (as defined in Section 10.11) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or any proposal or offer (including, without limitation, any proposal or offer to its Shareholders) with respect to a merger, consolidation or other business combination including the Company or any of its significant Subsidiaries (as defined in Rule 1-02(W) of Regulation S-X promulgated under the Exchange Act) (a "Company Significant Subsidiary"), or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) ten percent or more of the outstanding Company Shares or (iii) 50% or more of the outstanding shares of the capital stock of any Company Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any other discussions with, any person or group relating to an Alternative Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Proposal other than from Parent and its affiliates; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Alternative Proposal; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that, prior to receipt of the Company Shareholders' Approval, nothing contained in this Section 7.08 shall prohibit the Board of Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement (as defined in Section 7.01)) or entering into discussions or negotiations with any person or group that makes an unsolicited Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of the Company, based upon advice of outside counsel with respect to fiduciary duties, determines in good faith that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties to Shareholders under applicable law, (B) the Board of Directors of the Company has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is likely to be more favorable to the Company's shareholders than the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group and the material terms of the Alternative Proposal in reasonable detail, and (D) the Company keeps Parent promptly informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.08 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article IX), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, the Company shall not enter into any agreement with any person or group that provides for, or in any way knowingly facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under this Agreement.

      7.09 Directors' and Officers' Indemnification and Insurance.

           (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent shall, or shall cause the Surviving Entity to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, (x) an officer or director or (y) an employee covered as of the date hereof (to the extent of the coverage extended as of the date hereof) of the Company or of any Company Subsidiary (each an "Indemnified Party," and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the first proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any Company Subsidiary (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, in each case, to the extent permitted by the Trust Agreement or the indemnification agreements set forth in Section 7.09 of the Company Disclosure Letter. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective
 Time), (i) Parent shall, or shall cause the Surviving Entity to, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent or the Surviving Entity, as appropriate, promptly after statements therefor are received and otherwise advanced to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the Trust Agreement or the indemnification agreements set forth in Section 7.09 of the Company Disclosure Letter upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as and to the extent required by the Trust Agreement or the indemnification agreements set forth in Section 7.09 of the Company Disclosure Letter, (ii) the Surviving Entity shall cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the Trust Agreement or the indemnification agreements set forth in Section 7.09 of the Company Disclosure Letter and the certificate of incorporation or by-laws or similar governing documents of the Surviving Entity shall be made by independent counsel mutually acceptable to the Surviving Entity and the Indemnified Party; provided, however, that the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided further that no indemnification shall be made if such indemnification is prohibited by the Trust Agreement or the indemnification agreements set forth in Section 7.09 of the Company Disclosure Letter.

           (b) Insurance. For a period of six years after the Effective Time, Parent and the Surviving Entity shall at Parent's election, cause to be maintained in effect an extended reporting period for current policies of directors' and officers' liability insurance for the benefit of such persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or provide tail coverage for such persons which provides such persons with coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage.

           (c) Successors. In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or mergers into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity, as applicable, shall assume the obligations set forth in this Section 7.09.

           (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company and the Company Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Trust Agreement or the respective certificates of incorporation and by-laws or similar governing documents in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

           (e) Benefit. The provisions of this Section 7.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

           (f) Amendment of the Trust Agreement. Parent shall not, and shall ensure that the Surviving Entity shall not, amend the Trust Agreement to in any way limit the indemnification provided to the Indemnified Parties under this Section 7.09.

      7.10 Expenses. Except as set forth in Section 9.03, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and other transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the filing fees in connection with the filings required under the HSR Act, Exon Florio (as defined in Section 8.01(d) hereof) and the 1935 Act shall be paid by Parent or LLC.

      7.11 Brokers or Finders. The Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Merger and other transactions contemplated by this Agreement except Merrill Lynch, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, and the Company shall indemnify and hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by the Company or its affiliates.

      7.12 Anti-Takeover Statutes. If any "fair price", "moratorium", "business combination", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Merger or other transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions consistent with their fiduciary duties and in accordance with applicable law as are reasonably necessary so that the Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and other transactions contemplated hereby.

      7.13 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system or any other Regulatory Authority, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the Merger and other transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to the Merger and other transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

      7.14 Restructuring of Merger. It may be preferable to effectuate a business combination between Parent and the Company by means of an alternative structure to the Merger. Accordingly, if, prior to satisfaction of the conditions contained in Article VIII hereto, Parent proposes the adoption of an alternative structure that otherwise substantially preserves for Parent and the Company the economic benefits of the Merger and will not materially delay the consummation thereof, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger and other transactions contemplated hereby, as applied to such alternative business combination, shall have been satisfied or waived.


                                ARTICLE VIII
                                 CONDITIONS

      8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and other transactions contemplated hereby is subject to the satisfaction or waiver on at or prior to the Closing, of each of the following conditions:

           (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained and the Parent Shareholders' Approval shall have been obtained.

           (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under HSR shall have expired or been terminated.

           (c) Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or other transactions contemplated hereby.

           (d) Exon-Florio. Review and investigation of the Merger under the Exon-Florio Provisions of the Omnibus Trade and Competitiveness Act of 1988 ("Exon Florio") shall have been terminated and the President shall have taken no action authorized thereunder.

           (e) Governmental and Regulatory and Other Consents and Approvals. The Parent Required Statutory Approvals and the Company Required Statutory Approvals shall have been obtained prior to the Effective Time, and shall have become Final Orders (as hereinafter defined). The Final Orders shall not, individually or in the aggregate, impose terms and conditions that (i) could reasonably be expected to have a Company Material Adverse Effect; (ii) could reasonably be expected to have a Parent Material Adverse Effect or (iii) materially impair the ability of the parties to complete the Merger or transactions contemplated hereby. "Final Order" for all purposes of this Agreement means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended with respect to which any waiting period prescribed by law before the Merger and other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by law, regulation or order have been satisfied.

      8.02 Conditions to Obligation of Parent and LLC to Effect the Merger. The obligation of Parent and LLC to effect the Merger and other transactions contemplated hereby is further subject to the satisfaction or waiver at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and LLC in their sole discretion):

           (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "Company Material Adverse Effect", shall be true and correct as so made as of the Closing Date as though so made on and as of the Closing Date, except to the extent expressly given as of a specified date, except where the failure of such representations and warranties to be true and correct as so made does not have and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

           (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

           (c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred and there shall exist no facts or circumstances which in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

           (d) Company Required Consents. All Company Required Consents shall have been obtained by the Company, except where the failure to receive such Company Required Consents could not reasonably be expected to
 (i) have a Company Material Adverse Effect, or (ii) delay or prevent the consummation of the Merger and other transactions contemplated hereby.

      8.03 Conditions to Obligation of the Company to Effect the Merger.
 The obligation of the Company to effect the Merger and other transactions contemplated hereby is further subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

           (a) Representations and Warranties. The representations and warranties made by Parent and LLC in Sections 5.03, 5.04, 5.05, 5.07, 5.08 and 5.09 of this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "Parent Material Adverse Effect," shall be true and correct as so made as of the Closing Date, except to the extent expressly given as of a specified date and except where the failure of such representations and warranties to be so true and correct as so made does not have and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on LLC, and Parent and LLC shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by any director of Parent and in the name and on behalf of LLC by a member of its management committee to such effect.

           (b) Parent Required Consents. All Parent Required Consents shall have been obtained by Parent, except where the failure to receive such Parent Required Consents could not reasonably be expected to (i) have a Parent Material Adverse Effect or (ii) delay or prevent the consummation of the Merger and other transactions contemplated hereby.

           (c) Performance of Obligations. Parent and LLC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or LLC at or prior to the Closing, and Parent and LLC shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by any director of Parent and in the name and on behalf of LLC by a member of its management committee to such effect.


                                 ARTICLE IX
                      TERMINATION, AMENDMENT AND WAIVER

      9.01 Termination. This Agreement may be terminated, and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval or the Parent Shareholders' Approval (except as otherwise provided in Section 9.01(c) below):

           (a) By mutual written agreement of the Board of Directors of Parent and the Company, respectively;

           (b) By the Company or Parent, by written notice to the other, if the Closing Date shall not have occurred on or before the date that is the nine (9) month anniversary of the date the Company Shareholders' Approval is obtained (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that
 (i) if on the Initial Termination Date the conditions to the Closing set forth in Section 8.01(e)(i) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended for six (6) months beyond the Initial Termination Date (the "Extended Termination Date") and (ii) if on the Initial Termination Date or, if the Initial Termination Date has been extended as provided in the immediately preceding clause (i), the Extended Termination Date, a Financial Disruption (as defined in Section 9.03(d)) shall have occurred and be continuing, then the Company shall have the right, but not the obligation, to postpone the Closing to a date not later than the date that is the six (6) month anniversary of the Initial Termination Date or the Extended Termination Date, as the case may be, provided that no postponement of the Closing made as permitted by this Section 9.01(b)(ii) shall operate as or be deemed to be a waiver of any or all of the provisions of Section 8.02;

           (c)  By the Company or Parent, by written notice to the other, if
 (i) the Company Shareholders' Approval shall not have been obtained at a duly held meeting of such Shareholders, including any adjournments thereof or (ii) the Parent Shareholders' Approval shall not have been obtained at a duly held meeting of such shareholders, including any adjournments thereof;

           (d) By the Company or Parent, if any applicable state or federal law or applicable law of a foreign jurisdiction or any order, rule or regulation is adopted or issued that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or other transactions contemplated hereby, or if any court of competent jurisdiction or any Governmental Authority shall have issued a nonappealable final order, judgment or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated hereby (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed)).

           (e) By the Company upon ten (10) days' prior notice to Parent if the Board of Directors of the Company determines in good faith, that termination of this Agreement is necessary for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties to Shareholders under applicable law by reason of an unsolicited Alternative Proposal meeting the requirements of clauses (A) and (B) of Section 7.07 having been made; provided that

                     (A) The Board of Directors of the Company shall determine based on advice of outside counsel with respect to the Board of Directors' fiduciary duties that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by Parent in negotiation entered into pursuant to clause (B) below, it is necessary pursuant to such fiduciary duties that the directors reconsider such commitment as a result of such Alternative Proposal, and

                     (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger or other transactions contemplated hereby on such adjusted terms;

 and provided further that the Company's ability to terminate this Agreement pursuant to this Section 9.01(e) is conditioned upon the concurrent payment by the Company to Parent of any amounts owed by it pursuant to
 Section 9.03(b);

           (f) By the Company, by written notice to Parent, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Parent hereunder (other than a breach described in clause (ii)), and such breach shall not have been remedied within twenty (20) days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied; (ii) Parent shall fail to deliver or cause to be delivered the amount of cash to the Paying Agent required pursuant to Section 2.02(a) at a time when all conditions to Parent's obligation to close have been satisfied or otherwise waived in writing by Parent; or (iii) the Board of Directors of Parent shall withdraw or modify, or resolve to withdraw or modify, in any manner adverse to the Company its approval of the Merger and other transactions contemplated hereby or its recommendation to its Shareholders regarding the approval of this Agreement, the Merger or other transactions contemplated hereby.

           (g) By Parent, by written notice to the Company, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of the Company hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Directors of the Company (A) shall withdraw or modify in any manner adverse to Parent its approval of the Merger and other transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, the Merger and other transactions contemplated hereby, (B) shall approve or recommend or take no position with respect to an Alternative Proposal or (C) shall resolve to take any of the actions specified in clause (A) or (B).

           (h) By Parent, by written notice to the Company on or after the twelve (12) month anniversary of the date on which the Company Shareholders' Approval is obtained, if the Order of the SEC approving the Merger under the 1935 Act (the "1935 Act Order") shall not have been issued prior to the time such notice is given and Parent reasonably believes that the 1935 Act Order is not likely to be issued on or prior to the Extended Termination Date.

      9.02 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either the Company, Parent or LLC (or any of their respective Representatives or affiliates), except that the provisions of this Section 9.02, Sections 7.10, 7.11 and 7.13, Section 9.03 and Sections 10.09 and 10.10 shall continue to apply following any such termination.

      9.03 Termination Fees. (a) In the event that this Agreement is terminated (i) by Parent pursuant to Section 9.01(g)(i) or Section 9.01(c) as a result of the Company Shareholders' Approval not being obtained and at such time no Alternative Proposal has been made and remains outstanding or
 (ii) by the Company pursuant to Section 9.01(f)(i) or Section 9.01(c) as a result of Parent Shareholders' Approval not being obtained, then in (A) the event of termination pursuant to Section 9.01(g)(i) or Section 9.01(c) as a result of the Company Shareholder's Approval not being obtained and at a time when no Alternative Proposal remains outstanding the Company shall pay to Parent and (B) in the event of termination pursuant to
 Section 9.01(f)(i), or Section 9.01(c) as a result of Parent Shareholders' Approval not being obtained, Parent shall pay to the Company, promptly (but no later than five (5) business days after the date of termination of this Agreement), cash in an amount equal to all documented out-of-pocket expenses and fees incurred by the party arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $10 million (the "Out-of-Pocket Expenses").

           (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 9.01(f)(iii) or (ii) by Parent pursuant to
 Section 9.01(g)(ii), and, in the case of a termination under clause (A) of
 Section 9.01(g)(ii) is as a result of an action by the Board of Directors of the Company prior to obtaining the Company Shareholders' Approval, then
 (A) in the event of termination pursuant to Section 9.01(g)(ii), the Company shall pay to Parent and (B) in the event of termination pursuant to
 Section 9.01(f)(iii) as a result of an action by the Board of Directors of the Parent prior to obtaining the Parent Shareholders' Approval, Parent shall pay to the Company, (promptly but in each case no later than five (5) business days after the date of termination of this Agreement) by wire transfer of same day funds, a termination fee of $100,000,000, plus, in each case, the terminating party's Out-of-Pocket Expenses.

           (c) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.01(e) or (ii) any person or group shall have made an Alternative Proposal that has not been withdrawn and this Agreement is terminated by Parent pursuant to Section 9.01(g)(i) or Section 9.01(c) as a result of the Company Shareholders' Approval not being obtained or by the Company pursuant to Section 9.01(b) and, in the case of this clause
 (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within two years after such termination, then the Company shall pay to Parent, by wire transfer of same day funds, either on the date contemplated in Section 9.01(e) if applicable, or otherwise, within five
 (5) business days after such termination, a termination fee of $100,000,000, plus the Out-of-Pocket Expenses of Parent to the extent not otherwise payable pursuant to Section 9.03(a) above.

           (d)  If this Agreement is terminated by the Company, pursuant to
 Section 9.01(f)(ii) and the failure by Parent referred to in such Section is because of the occurrence of any significant disruptions in the financial or capital markets which make it impracticable for a company having financial characteristics similar to those of Parent as of the date of this Agreement to finance a transaction of the size and nature as that contemplated hereunder on commercially reasonable financing terms that are available as of the date of such financing (a "Financial Disruption"), then Parent shall pay to the Company a termination fee of $100,000,000. The parties hereby acknowledge that a failure by Parent to deliver or cause to be delivered the appropriate amount of cash as a result of a Financial Disruption shall not constitute a willful breach of any representation, warranty, covenant or agreement of Parent hereunder.

           (e) In the event this Agreement is terminated by Parent pursuant to Section 9.01(h), then Parent shall pay the Company, in cash by wire transfer of same day funds within five (5) business days of such termination notice, a termination fee of $75,000,000 (the "Regulatory Termination Fee") plus the Out-of-Pocket Expenses of the Company; provided, however, that the Regulatory Termination Fee shall not be payable to the Company if the failure to obtain the 1935 Act Order by the twelve (12) month anniversary of the date on which the Company Shareholders' Approval is obtained has been caused by breach of this Agreement by the Company after the date hereof.

           (f) Nature of Fees. The parties agree that the agreements contained in this Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee pursuant to Sections 9.03(b)-
 (e), the right to receive such termination fee shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to
 such payment obligation.   If this Agreement is terminated by a party as a
 result of a willful breach of a representation, warranty, covenant or agreement by the other party, including a termination pursuant to Section 9.01(f)(ii) caused by reasons other than a Financial Disruption, the non-breaching party may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this Section 9.03, in addition to any amounts paid or payable pursuant to such Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

      9.04 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the Board of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval or the Parent Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed and delivered by or on behalf of each party hereto.

      9.05 Waiver. At any time prior to the Effective Time, Parent or the Company, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                  ARTICLE X
                             GENERAL PROVISIONS

      10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 7.05, 7.06, 7.08, 7.09 and 7.10, this Article X which shall survive the Effective Time.

      10.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers:

                If to Parent or LLC, to:

                The National Grid Group Plc
                National Grid House
                Kirby Corner Road
                Coventry CV4 8JY
                United Kingdom
                Attn:  David Jones
                         Chief Executive
                Telephone:  (011-44-1203) 423-006
                Facsimile:  (011-44-1203) 423-026

                with a copy to:

                LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                125 West 55th Street
                New York, N.Y. 10019
                Attn: Steven H. Davis, Esq.
                        and Douglas W. Hawes, Esq.
                Telephone:  (212) 424-8000
                Facsimile:  (212) 424-8500

                and

                Cameron McKenna
                Mitre House
                160 Aldersgate Street
                London EC1A 4DD
                United Kingdom
                Attn:  Sean M. Watson. Esq.
                Telephone: (011) 44-1-71-367-3000
                Facsimile:  (011) 44-1-71-367-2000

                If to the Company, to:

                New England Electric System
                25 Research Drive
                Westborough, MA  01582
                U.S.A.
                Attn:  Richard P. Sergel
                         President and Chief Executive Officer
                Telephone:  (508) 389-2764
                Facsimile:  (508) 366-5498

                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, N.Y. 10022
                Attn:  Sheldon S. Adler, Esq.
                Telephone:  (212) 735-3000
                Facsimile:  (212) 735-2000

           All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given when sent, provided that the facsimile is promptly confirmed by telephone confirmation thereof, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given one business day after delivery (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

      10.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements, both written and oral, among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

           (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      10.04 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in
 Article II and Section 7.09 (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

      10.05 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that LLC may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and provided further that such assignment (i) does not require a greater vote for the Company's Shareholder Approval, (ii) does not require a subsequent vote following the Company's Shareholders Meeting, or (iii) is not reasonably likely to materially delay or prevent the Company, LLC and Parent, as appropriate, from obtaining the Company Required Statutory Approvals, the Company Required Consents, the Company Shareholders' Approval, the Parent Required Shareholders' Approvals, the Parent Required Consents or the Parent Shareholders' Approval. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      10.06 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

      10.07 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby,
 (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      10.08 Governing Law. Except to the extent that the MGL and the Massachusetts Limited Liability Company Act is mandatorily applicable to the Merger and the rights of the Shareholders of the Constituent
 Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

      10.09 Submission to Jurisdiction; Waivers. Each of Parent, LLC and the Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Supreme Court of the State of New York in New York County or in the United States District Court for the Southern District of New York, and each of Parent, LLC and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.02. Each of Parent, LLC, and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this
 Section 10.09, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that
 (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      10.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      10.11  Certain Definitions.  As used in this Agreement:

           (a) except as provided in Section 4.14, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

           (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

           (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the Massachusetts or London, England are authorized or obligated to close;

           (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to any party hereto, the actual knowledge after due inquiry of the executive officers of Parent and its Subsidiaries or the Company and its Subsidiaries, respectively, set forth in Section 10.11(d) of the Parent Disclosure Letter or Section 10.11(d) of the Company Disclosure Letter; provided, that as used in Section 4.13 the term "knowledge" shall also include the knowledge of the environmental, health and safety personnel of the Company;

           (e) the term "person" shall include individuals, corporations, partnerships, trusts, limited liability companies, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

           (f) the "Representatives of any entity shall have the same meaning as set forth in the Confidentiality Agreement;

           (g) the term "Subsidiary" means, with respect to the Company, any corporation or other entity, whether incorporated or unincorporated, in which such party directly or indirectly owns at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, or such corporation or entity and with respect to Parent, any body corporate which is a subsidiary or subsidiary undertaking, in each case within the meaning of the Companies Act.

      10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

      10.13  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO
 THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
 (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
 (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.


           IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                   THE NATIONAL GRID GROUP PLC


                                   By: /s/ David H. Jones
                                       --------------------------------
                                      Name:  David H. Jones
                                      Title: Chief Executive Officer


                                   IOSTA LLC


                                   By: /s/ Clare Phelan
                                      ---------------------------------
                                      Name:  Clare Phelan
                                      Title: Manager and Vice President


                                   NEW ENGLAND ELECTRIC SYSTEM


                                   By: /s/ Richard P. Sergel
                                      ------------------------------------
                                      Name:  Richard P. Sergel
                                      Title: President and Chief Executive
                                             Officer


                                   By: /s/ Michael E. Jesanis
                                      -----------------------------------
                                      Name:  Michael E. Jesanis
                                      Title: Senior Vice Presdient and
                                             Chief Financial Officer



 The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated January 2, 1996, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer, or agent thereof assumes or shall be held to any liability therefor.